EXHIBIT B

Form of Nominee Agreement

NOMINATION AGREEMENT

  This Nomination Agreement (the “Agreement”) is by and between JANA Partners LLC (“JANA,” “we” or “us”) and [NOMINEE] (“you”).

  You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of a JANA affiliate (the “Nominating Party”) which nominees shall stand for election as directors of Team Health Holdings, Inc. (“Team Health”) in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted in respect of the 2016 annual meeting of stockholders of Team Health (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) or appointment or election by other means. You further agree to serve as a director of Team Health if so elected or appointed. JANA agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation. JANA also agrees on behalf of the Nominating Party to pay you, (i) $80,000 within three (3) business days of the date hereof and (ii) in the event that you are appointed or elected and serve as a director of Team Health, $130,000 within three (3) business days of such appointment or election, provided that in the case of clauses (i) and (ii) you agree that an amount equal to the estimated after-tax proceeds of such compensation (assuming a combined federal, state and city tax rate of 45%, rounded to the nearest whole dollar) will be invested in the common stock of Team Health within five (5) business days of receipt (or such longer period as may be required to comply with any legal or regulatory requirements, or in the case of clause (ii) to comply with the policies of the board of directors of Team Health (the “Board”)). You agree to hold any securities purchased by you in accordance with this paragraph (i) in the event you are chosen by JANA to become a member of the Slate and are appointed or elected as a director of Team Health pursuant to this Agreement, until at least the later of (A) the first date as of which you are no longer a director of Team Health and (B) three (3) years from the date of such appointment or election (or if earlier, the date of any merger or sale which has been approved if applicable by the Board and shareholders), (ii) in the event you are chosen by JANA to become a member of the Slate but are not appointed or elected as a director of Team Health, until at least the earlier of (A) the conclusion of the Annual Meeting and (B) the termination of the Proxy Solicitation, or (iii) in the event you are not chosen by JANA to become a member of the Slate, until at least the earlier of (A) public announcement of the nomination by JANA or the Nominating Party of a Slate or (B) the termination of the Proxy Solicitation, provided, however, that JANA agrees to promptly notify you of its decision to terminate the Proxy Solicitation. You understand and agree that the compensation described in this paragraph may not be paid to you, or that you may be required to refund such compensation, in the event that this Agreement is terminated by JANA for Cause. “Cause” shall mean (i) fraud or willful misconduct by you, (ii) a material violation by you of applicable laws, or (iii) your refusal to serve as a nominee for the Board or as a member of the Board.

  JANA agrees on behalf of the Nominating Party that, so long as you actually serve on the Slate, JANA will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of Team Health on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, JANA is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of Team Health, if you are elected. Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the JANA Questionnaire (as defined below) or otherwise in connection with the Proxy Solicitation. You shall promptly notify JANA in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, JANA shall promptly assume control of the defense of such claim with counsel chosen by JANA. JANA shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, JANA may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of JANA in this agreement in a court of competent jurisdiction, or to recover damages for breach of this agreement, JANA will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

  You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of Team Health if such nominee later changes his or her mind and determines not to serve on the Slate or, if elected, as a director of Team Health. Accordingly, JANA is relying upon your agreement to serve on the Slate and, if elected, as a director of Team Health. In that regard, you will be supplied with a questionnaire (the “JANA Questionnaire”) in which you will provide JANA with information necessary for the Nominating Party to make appropriate disclosure to Team Health and to use in creating the proxy solicitation materials to be sent to stockholders of Team Health and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

  You agree that (i) upon request you will promptly complete, sign and return the JANA Questionnaire, (ii) your responses in the JANA Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information related to the Proxy Solicitation as may be reasonably requested by JANA. In addition, you agree that you will execute and return a separate instrument confirming that you consent to being nominated for election as a director of Team Health and, if elected, consent to serving as a director of Team Health. Upon being notified that you have been chosen, we and the Nominating Party may forward your consent and completed JANA Questionnaire (or summary thereof), to Team Health, and we and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this Agreement. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith.

  You further agree that (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) you will not issue, publish or otherwise make any public statement or any other form of public communication relating to Team Health or the Proxy Solicitation without the prior approval of JANA; and (iii) you will not agree to serve, or agree to be nominated to stand for election by Team Health or any other stockholder of Team Health (other than JANA), as a director of Team Health without the prior approval of JANA.

  In addition to the purchases of common stock of Team Health set forth in the first paragraph above, you may invest in additional securities of Team Health. With respect to any purchases made pursuant to the first paragraph above or this paragraph, (i) you agree to consult with JANA regarding such purchases and provide necessary information following such purchases so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) JANA or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto at no cost to you. With respect to any purchases made pursuant to this paragraph you agree not to dispose of any such securities prior to the termination of this Agreement.

  Each of us recognizes that should you be elected or appointed to the Board all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to Team Health and to the stockholders of Team Health and, as a result, that there is, and can be, no agreement between you and JANA that governs the decisions which you will make as a director of Team Health.

  This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting, (ii) your election or appointment to the Board, (iii) the termination of the Proxy Solicitation or (iv) our election to not include you as part of the Slate, provided, however, that the second and third,
  JANA’s confidentiality obligations in the fifth, and the eighth, tenth and eleventh paragraphs of this Agreement shall survive such termination.

  This Agreement sets forth the entire agreement between JANA and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by JANA and you.

  This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. The parties agree to the exclusive jurisdiction of the state and federal courts of New York, New York, and waive, and agree not to plead or to make, any claim that any action or proceeding brought in the state and federal courts of New York, New York has been brought in an improper or inconvenient forum.

[Signature Page Follows]

Agreed to as of the date both parties have signed:

JANA PARTNERS LLC

By:

Name:

Title:

Date:

________________________________________________________

Name: [NOMINEE]

Date: